Exhibit 99.1

PetroLogistics LP Announces Financial Results and Cash Distribution for Fourth Quarter 2012

HOUSTON, Texas, February 6, 2013 /PRNewswire — PetroLogistics LP (NYSE: PDH) (the “Partnership”), the owner and operator of the only U.S. propane dehydrogenation facility producing propylene from propane, today announces financial results and a cash distribution for the fourth quarter of 2012. The distribution for the fourth quarter ended December 31, 2012, is 28 cents per common unit.

Total sales in the fourth quarter were $166.1 million, with propylene sales contributing $161.4 million. Net income for the quarter was $25.9 million. The Partnership’s reported results include certain items that impact comparability of financial results between reporting periods. Excluding the impact of these items, the Partnership’s Adjusted net income was $35.5 million, while Adjusted EBITDA was $45.9 million.

Cash available for distribution totaled $38.9 million for the fourth quarter of 2012. Adjusted net income, Adjusted EBITDA and cash available for distribution are non-GAAP financial measures. Please see “Non-GAAP Financial Measures” included later in this release for reconciliations of these Non-GAAP Financial Measures to the most directly comparable GAAP measures.

“Although the propylene market environment was generally challenging for most of the second half of last year, propylene prices increased each month of the fourth quarter as supply/demand balances continued to rationalize,” said David Lumpkins, Executive Chairman of PetroLogistics. “With inventory levels now well within historical norms, conditions are in place for a much improved market environment as we enter the new year.”

Nathan Ticatch, President and Chief Executive Officer added, “This improvement is evidenced by the fifteen cents increase in the propylene benchmark price for January. The benchmark price for January settled at 73 cents per pound as compared to the fourth quarter average price of 56 cents. Further, with propane prices remaining at attractive levels throughout the quarter, the propane to propylene spread increased each month of the fourth quarter. This trend continued into January resulting in a spread of 49 cents compared to the fourth quarter average of 30.9 cents.”

Operations

The Partnership produced 295 million pounds of propylene and sold 313 million pounds of propylene during the fourth quarter of 2012. The Partnership recognized total sales of $166.1 million during the quarter, which included propylene sales of $161.4 million.

As previously reported the plant had an unplanned outage during the last two weeks of the year during which time the facility continued to supply customers out of inventory. The outage continued through the first week of January but the plant has since resumed operations.

Cost of sales was $120.5 million for the fourth quarter of 2012. The primary component of cost of sales is propane feedstock, which represented approximately 70% of total production costs for the fourth quarter of 2012. The average propane price for the quarter was 88 cents per gallon.

For the fourth quarter of 2012, the Partnership had a gross profit of $45.6 million, and the propane-to-propylene spread(1) was 30.9 cents per pound for the same period.

Distribution

The fourth quarter 2012 distribution will be paid on February 25, 2013, to unitholders of record on February 18, 2013.

Conference Call Details

The 2012 fourth quarter results conference call will be held on Thursday, February 7, 2013 at 11 a.m. EST. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (866) 831-6291 or (617) 213-8860 and entering pass code 19863369. An audio webcast of the call will be available at www.petrologistics.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. EST on February 7, 2013, through 12:00

(1)  Propane-to-propylene spread is calculated as (PGP Contract Benchmark Price (cents per pound) — 1.2*(Propane Price (cents per gallon)/4.2)). This calculation assumes that it takes approximately 1.2 pounds of propane to make 1.0 pound of propylene and one gallon of propane weighs approximately 4.2 pounds.

a.m. EST on February 15, 2013. The replay teleconference will be available by dialing (888) 286-8010 or (617) 801-6888 and the reservation number 39273723.

About PetroLogistics LP

PetroLogistics LP is a limited partnership, which owns and operates the only U.S. propane dehydrogenation facility producing propylene from propane. The Partnership’s headquarters and operations are located in Houston, Texas.

For more information, please contact investor@petrologistics.com or (855) 840-7140.

Forward-Looking Statements

Certain statements and information in this release may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the volatile nature of our business and the variable nature of our distributions; the ability of our general partner to modify or revoke our distribution policy at any time; our ability to forecast our future financial condition or results; the cyclical nature of our business; competition from other propylene producers; our reliance on propane that we purchase from Enterprise Products Operating LLC; our reliance on other third-party suppliers; the supply and price levels of propane and propylene; the risk of a material decline in production at our propane dehydrogenation facility;  potential operating hazards from accidents, fire, severe weather, floods or other natural disasters; the risk associated with governmental policies affecting the petrochemical industry; capital expenditures and potential liabilities arising from environmental laws and regulations; our potential inability to obtain or renew permits;  existing and proposed environmental laws and regulations, including those relating to climate change, alternative energy or fuel sources, and on the end-use and application of propylene; new regulations concerning the transportation of hazardous chemicals, risks of terrorism and the security of propane processing facilities; our lack of asset diversification; our dependence on a limited number of significant customers;  our ability to comply with employee safety laws and regulations; potential disruptions in the global or U.S. capital and credit markets; our potential inability to successfully implement our business strategies, including the completion of our required turnarounds and other significant capital expenditure projects;  additional risks, compliance costs and liabilities from expansions or acquisitions; our reliance on certain members of our senior management team and other key personnel of our general partner; the potential development of integrated propylene facilities by competitors or our current customers, displacing us as suppliers;  the potential shortage of skilled labor or loss of key personnel; our ability to secure appropriate and adequate debt facilities at a reasonable cost of capital; restrictions in our debt agreements; the dependence on our subsidiary for cash to meet our debt obligations; our limited operating history; risks relating to our relationship with our sponsors; and changes in our treatment as a partnership for U.S. income or state tax purposes.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission, including our prospectus dated May 3, 2012, filed on May 7, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

PetroLogistics LP

Financial and Operational Data (all information in this release is unaudited except as otherwise noted):

The following tables summarize the financial data and key operating statistics for the Partnership for the three months ended December 31, 2012 and 2011. Select balance sheet data is as of December 31, 2012 and 2011.

	Three Months Ended
	December 31,
	2012	2011
	($ in millions)
	(unaudited)
Operational Data
Propylene produced (thousand pounds)	294,578	225,088
Propylene sold (thousand pounds)	312,642	250,386
Propane-to-propylene spread (cents per pound)	30.9	15.1

Consolidated Statement of Comprehensive Income (loss) Data:
Sales	$166.1	$144.9
Cost of sales*	(120.5)	(146.3)
Gross profit (loss)	$45.6	$(1.4)
General and administrative expense	(2.9)	(2.3)
Equity-based compensation expense (general and administrative)	(0.5)	(17.0)
Management fee (1)	—	(0.5)
Development Expense (2)	(6.0)	—
Unrealized gain (loss) on derivatives	29.3	(1.7)
Realized loss on derivatives (3)	(31.9)	—
Operating income (loss)	33.6	(22.9)
Interest expense, net	(7.2)	(4.2)
Net income (loss) before income tax expense	26.4	(27.1)
Income tax benefit (expense)	(0.5)	0.1
Net income (loss)	$25.9	$(27.0)

Adjusted net income (loss)	$35.5	$(7.7)

* Amounts shown are inclusive of depreciation and amortization of $8.7 million and $11.5 million and equity-based compensation expense of $0.5 million and $0.1 million for fourth quarters of 2012 and 2011, respectively,

Non-GAAP Financial Measures

To supplement the financial information presented in accordance with GAAP, additional measures are used that are known as “non-GAAP financial measures” in the evaluation of past performance and prospects for the future. These measures include Adjusted EBITDA and Adjusted net income (loss). The presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about operating performance and ability to generate cash available for distribution, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing results of operations. These measures may exclude, for example, (i) the mark-to-market of derivative instruments that are related to underlying activities in another period or settled positions that are subject to the Omnibus Agreement, (ii) items that are not indicative of operating results and/or (iii) other items that we believe should be excluded in understanding operating performance. We have defined all such items as “Certain Items that Impact Comparability.” These additional financial measures are reconciled to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our consolidated financial statements and footnotes.

	Three Months Ended
	December 31,
	2012	2011
	($ in millions)
	(unaudited)
Reconciliation of Net Income to Adjusted net income (loss) (Excluding Certain Items) and to Adjusted EBITDA:
Net income (loss)	$25.9	$(27.0)
Equity-based compensation expense (4)	1.0	17.1
Management fee (1)	—	0.5
Unrealized (gain) loss on derivatives	(29.3)	1.7
Realized loss on derivatives (3)	31.9	—
Development Expense (2)	6.0	—
Adjusted net income (loss) (excluding certain items)	$35.5	$(7.7)

Net income (loss)	$25.9	$(27.0)
Adjustments:
Interest expense	7.2	4.2
Income tax (benefit) expense	0.5	(0.1)
Depreciation, amortization and accretion	8.7	11.5
Equity-based compensation expense (4)	1.0	17.1
Unrealized (gain) loss on derivatives	(29.3)	1.7
Plus: Realized loss on derivatives (3)	31.9	—
Adjusted EBITDA	$45.9	$7.4

	Three Months Ended
	December 31, 2012
	($ in millions)
	(unaudited)
Calculation of Cash Available for Distribution
Adjusted EBITDA	$45.9

Adjustments
Less: Debt service	(7.3)
Less: Capital expenditures exclusive of prefunded items (6)	(1.0)
Less: Income tax	(0.1)
Less: Reserve for catalyst turnaround	(5.9)
Less: Distribution payments on awarded non-vested LTIPs	(0.1)
Plus: Insurance reserve (5)	1.9
Plus: Pre-Funded Development Expenses (2) (6)	5.5
Cash available for distribution	$38.9	$0.28

Common units outstanding for purposes of calculating distribution*	139,000,000

*Does not include non-vested units granted under our 2012 Long Term Incentive Plan.

Cash available for distribution is not a recognized term under GAAP.  The measure most directly comparable to cash available for distribution is cash provided by operating activities for which we have reconciled to Adjusted EBITDA, and in addition reconciled Adjusted EBITDA to net income (loss).  Cash available for distribution should not be considered in isolation or as an alternative to net income (loss) or operating income.  Cash available for distribution as reported by the Partnership may not be comparable to similarly titled measures of other entities.

	As of December 31,
	2012	2011
	($ in millions)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$31.4	$—
Working capital (7)	108.4	71.9
Total assets	798.1	741.5
Total debt	341.3	145.1
Partners’ capital	329.9	—
Net predecessor equity	—	544.8

	Three Months Ended
	December 31,
	2012	2011
	($ in millions)
	(unaudited)
Other Financial Data:
Cash flows provided by operating activities	$24.0	$14.8
Cash flows used in investing activities	(12.1)	(12.3)
Cash flows provided by (used) in financing activities	0.8	(2.5)
Net cash inflow	$12.7	$—

Capital expenditures	$9.2	$12.3

Reconciliation of Cash Flows From Operating Activities to Adjusted EBITDA:
Cash provided by operating activities	$24.0	$14.8
Changes in current assets and current liabilities:	(16.4)	(10.0)
Income tax (benefit) expense	0.5	(0.1)
Change in deferred taxes	(0.5)	(0.7)
Amortization of deferred financing costs	(0.8)	(0.8)
Interest expense	7.2	4.2
Realized loss on derivatives (3)	31.9	—
Adjusted EBITDA	$45.9	$7.4

(1) Management fee consists of the expense incurred through our advisory services agreement with Lindsay Goldberg LLC. This agreement terminated upon the closing of the Initial Public Offering (IPO), and the amount outstanding at the time was waived by Lindsay Goldberg LLC.

(2) Development expense includes preliminary engineering and design work for capital projects which do not qualify for capitalization under GAAP.

(3) Effective May 9, 2012, pursuant to the Omnibus Agreement, to the extent that we make payments for realized losses under the Propane Swaps, PL Manufacturing and the PL Manufacturing Members, through our General Partner, will be responsible for making quarterly capital contributions to us in an amount equal to the net amount due to the propane swap counterparty for the applicable fiscal quarter. PL Manufacturing and the PL Manufacturing Members will contribute approximately $31.9 million to the Partnership in February 2013 for realized losses on the Propane Swaps in the quarter ended December 31, 2012.

(4) The 2011 expense consists of non-cash compensation expense for outstanding pre-IPO equity awards that were granted to employees and management of our Predecessor and affiliated companies and borne by the pre-IPO investors. These awards were granted starting in 2008 and became fully vested in conjunction with the closing of the IPO. There is no remaining expense to be recognized for these awards. The 2012 expense consists of non-cash unit-based compensation granted to employees and independent directors.

(5) The insurance reserve of $1.9 million is the reimbursement of costs incurred during the December outage expected to be paid under our insurance policies. The Partnership has not recorded a receivable for the estimated insurance claim reimbursement.

(6) The pre-IPO investors designated funds prior to the time of the IPO to fund certain planned capital projects which will result in expenditures in the periods following the IPO.

(7) Working capital is defined as current assets, including cash, less current liabilities, excluding the term loan and the fair value of derivative assets and liabilities.

SOURCE: PetroLogistics LP